Exhibit 23.1

KPMG LLP

345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 3, 2025, with respect to the consolidated financial statements of TG Therapeutics, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

New York, New York
August 8, 2025